UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2019

ENERGY RESOURCES 12, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55916	81-4805237
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                          Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Energy Resources 12, L.P. (the “Partnership”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01 – Other Events

Status of the Offering

On February 21, 2019, the Partnership closed on the issuance of approximately 0.2 million additional common units through its ongoing best-efforts offering, representing gross proceeds to the Partnership of approximately $4.4 million and proceeds net of selling and marketing expenses of approximately $4.2 million. As of February 21, 2019, the Partnership had completed the sale of a total of approximately 8.3 million common units for total gross proceeds of approximately $164.0 million and proceeds net of selling and marketing expenses of $154.2 million. As of February 21, 2019, approximately 9.3 million common units remain unsold. The Partnership is continuing the offering at $20.00 per common unit in accordance with the Prospectus.

Under the terms of the prospectus, the offering was set to expire upon the sooner of (1) the date all common units had been sold or (2) May 17, 2019, unless the offering was extended by the General Partner. In February 2019, the General Partner extended the offering for six additional months, as provided by the prospectus. As a result, the best-efforts offering will continue until all common units offered under the Prospectus have been sold or until November 18, 2019, whichever occurs sooner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 1, 2019

ENERGY RESOURCES 12, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy Resources 12 GP, LLC